CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Proposed Offering of 3,000,000 Shares of Common Stock

New York, New York, June 12, 2012 – American Realty Capital Properties, Inc. (NASDAQ: ARCP) (the “Company”) announced today that it intends to offer, subject to market and other conditions, 3,000,000 shares of its common stock. The shares of common stock are being offered pursuant to a registration statement that the Company previously filed with the Securities and Exchange Commission. The registration statement has not yet been declared effective.

Robert W. Baird & Co. Incorporated, Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), and JMP Securities LLC, are acting as joint book-running managers of the offering. Maxim Group LLC and National Securities Corporation are acting as co-managers for the offering.

The Company intends to use the net proceeds from the offering to make additional property acquisitions and repay certain indebtedness.

Important Notice

American Realty Capital Properties, Inc. is a publicly traded Maryland corporation listed on The NASDAQ Capital Market that intends to qualify as a real estate investment trust focused on owning and acquiring single-tenant, freestanding commercial properties generally subject to net leases with high credit quality tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet been declared effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The offering of these securities will be made only by means of a final prospectus. A copy of the preliminary prospectus, filed on June 11, 2012, relating to the offering is available on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1507385/000114420412031826/v314528_s11.htm

Investors may also obtain these documents free of charge from the Securities and Exchange Commission’s website at www.sec.gov.

An investor should read the Company’s preliminary prospectus carefully before investing. The preliminary prospectus contains important information about the Company and its investment objective and policies, risks, charges and expenses.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.